EXHIBIT  11

                              APPLE COMPUTER, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)


                                           Fiscal Years
                                              Ended

                             September 29,   September 30,   September 24,
                                   1995            1994           1993

Primary Earnings Per  Share

  Earnings
     Net income applicable
     to common stock            $424,175         $310,178        $ 86,589

  Shares
     Weighted average number
     of  common shares           121,192          117,808         117,096
     outstanding

     Adjustment for dilutive
     effect of outstanding
     stock options                 1,855              927           2,029

  Weighted average number of
  common and common equivalent
  shares used for
  primary earnings per share     123,047          118,735         119,125

  Primary earnings per
  common share                  $   3.45         $   2.61        $   0.73

Fully Diluted Earnings Per
Share

  Earnings
     Net income applicable
     to common stock            $424,175         $310,178        $ 86,589

  Shares
     Weighted average number
     of common shares
     outstanding                 121,192          117,808         117,096

     Adjustment for dilutive
     effect of outstanding
     stock options                 2,076            1,002           2,174

  Weighted average number of
  common  and common equivalent
  shares used for fully diluted
  earnings per share             123,268          118,810         119,270

  Fully diluted earnings per    $   3.44         $   2.61        $   0.73
  common share




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